EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

               EMPLOYMENT AGREEMENT, dated as of April 1, 2001, by and between Ocwen Financial Corporation, a Florida corporation, with its principal office at 1675 Palm Beach Lakes Blvd. West Palm Beach, Florida 33401 (the "Company"), and Arthur D. Ringwald, residing at 151 Camino Don Miguel, Orinda, California 94563 ("Executive").

                                   WITNESSETH:

               WHEREAS, the Company desires to employ Executive as Chief Executive Officer of Ocwen Technology Xchange ("OTX");

               WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") as to the terms of his employment by the Company;

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

               1. Term of Employment. Except for earlier termination as provided in Section 8 hereof, Executive's employment under this Agreement shall be for a five (5) year term (the "Initial Employment Term") commencing on April 1, 2001 (the "Commencement Date") and ending on March 31, 2006. Subject to
Section 8 hereof, the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (the "Additional Employment Term") unless the Company or Executive gives written notice to the other at least six (6) months prior to the expiration of the then Initial Employment Term or Additional Employment Term of the termination of Executive's employment hereunder at the end of such Initial Employment Term or Additional Employment Term. The Initial Employment Term and the Additional Employment Term shall be referred to herein as the "Employment Term."

               2. Position and Duties. (a) Commencing April 1, 2001 and throughout the Employment Term, Executive shall serve as the Chief Executive Officer of OTX and all subsidiaries of OTX. In addition, OTX will elect Executive during the Employment Term as a member of the Board of Directors of OTX.

               (b) Executive shall report directly to the Chairman of the Board of Directors of the Company (the "Board") and shall have such duties and authority consistent with his position as Chief Executive Officer and a Director of OTX as shall be assigned to him from time to time by the Chairman of the Board. Such duties shall include using diligent efforts to: (i) formulate and achieve long-term goals and objectives; (ii) prepare, present and achieve the OTX forecast and budget; (iii) lead and manage all personnel and direct all operating activities and operations; (iv) establish, implement and upgrade major strategic relationships, alliances, partnerships, and acquisitions; (v) establish and formulate the overall vision, mission, product planning and direction for OTX, jointly with the Chairman of the Board; and (vi) hire and terminate all employees of OTX. Executive agrees that at all times he will be bound by and comply with the provisions of the Company's Employee Guidebook. In the event of a conflict between the terms of this Agreement and the terms of the Employee Guidebook, this Agreement shall control.

               (c) During the Employment Term, Executive shall devote his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, during the Employment Term, Executive shall only serve on boards of directors of entities as may be approved by the Board of Directors of OTX from time to time.

               3. Base Salary. During the Employment Term, in exchange for Executive's ongoing performance of his duties and obligations under this Agreement, the Company shall pay Executive a base salary at the annual rate of not less than $300,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Beginning on the third anniversary of this Agreement, the base salary shall be adjusted by multiplying the base salary by a fraction, the numerator of which shall be the Consumer Price Index-All Urban Consumers excluding food and energy issued by the U.S. Department of Labor, Bureau of Labor Statistics as published on a monthly basis in the Wall Street Journal (Eastern Edition) (the "Index") for January of the then-current year, and the denominator of which shall be the Index for January of the prior year. Notwithstanding the foregoing, in no event shall the base salary be

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reduced below $300,000 during the term of this Agreement. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

               4. Incentive Compensation. (a) Bonus. The Board shall establish a performance-based annual bonus plan with targets and objectives approved by the Board in consultation with Executive (the "Performance Bonus Plan"), with a target bonus of $450,000 and a maximum bonus of $675,000. In any event, the compensation to Executive under the Performance Bonus Plan shall not be less than $150,000 in cash annually (the "Guaranteed Bonus"), payable in equal monthly installments. Bonus payments above the Guaranteed Bonus shall be paid in accordance with the payment structure specified in the 1998 Annual Incentive Plan of the Company. In addition, Executive shall be eligible to participate in any other annual bonus plan the Company may implement at any time during Executive's Employment Term for senior executives at a level commensurate with his position.

               (b)    Equity.
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               (i)    Initial Public Offering. Executive and OTX will enter into an agreement by which OTX grants to Executive options (the "Options") to purchase shares of the commonstock of OTX, on and after the date of the Initial Public Offering ("IPO") of OTX, in an amount equal to 3 % of the common stock shares of OTX outstanding on the date of the IPO. The purchase price for each share subject to the Option will be equal to 50% ofthe initial per share offering price under the IPO. The term of the Option will begin on the date of the IPO and will continue for a period of ten (10) years unless earlier- terminated under this Agreement or as provided in the standard Option agreement to purchase shares in OTX. Executive must be employed by the Company on such date in orderfor the relevant portion of the Option to vest. One-half of the Options will be exercisable in whole or in part on the date of the IPO, and one quarter of the Options will be exercisable on each of the first and second anniversaries of the relevant IPO. Upon termination of Executive by Company with Cause or termination by Executive without Good Reason, Executive will have sixty (60) days from the date of termination to exercise Options that had vested on the date of termination. On a termination of employment by Company without Cause or by Executive with Good Reason or as a result of the expiration of the Employment Term, Executive will have 180 days to exercise all Options that had vested on the date of termination. Vesting shall be accelerated such that upon a termination of Executive's employment without Cause or a termination by Executive for Good Reason, or in the event of a Change in Control of OTX, all Options will immediately vest to the extent not then vested. The Options will be subject to such other standard terms and conditions placed on Options to purchase shares in OTX as determined by the Board of Directors in its sole discretion.

               (ii) Sale of OTX. In the event that, during the period in which Executive is employed by Company pursuant to this Agreement and prior to the IPO, the Company sells all of its interest in OTX or all or substantially all of the assets of OTX to an unaffiliated third party (a "Sale"), Executive shall be entitled to receive compensation (the "Sale Compensation") in an amount equal to 1.5 % of the Aggregate Consideration received by OTX or the Company in the Sale. For purposes of this Section 4(b), "Aggregate Consideration" shall mean the total, net of expenses of sale, of all cash and other property paid or payable, directly or indirectly, to OTX or the Company, and any indebtedness assumed or repaid by a buyer. In the event the Aggregate Compensation for the Sale is cash, then Executive shall receive the Sale Compensation in cash. In the event the Aggregate Consideration for the Sale is in the form of shares of stock in the acquiring company or other property, then Executive shall receive the Sale Compensation in the form of shares in the acquiring company or other property. In the event the Aggregate Consideration for the Sale is a combination of both cash and shares of stock in the acquiring company or other property, then Executive shall receive the Sale Compensation in cash and shares of stock in the acquiring company or other , property, in the same proportion as was paid to the Company for the purchase of OTX. Executive shall receive the Sale Compensation at the same time the Aggregate Consideration or portions thereof are paid to the Company. If Executive is entitled to receive Sale Compensation pursuant to this Section 4(b)(ii) and Executive's employment pursuant to this Agreement is terminated for any reason subsequent to a Sale, Executive shall continue to receive his Sale Compensation for portions of the Aggregate Consideration associated with such sale that are paid to the Company after the date of Executive's termination.

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               (iii)  Other. If, at the time Executive's employment under this
               Agreement terminates (unless such termination is by the Company for Cause or by Executive during the Employment Term without Good Reason) there has been no IPO of the shares of OTX and the Company has not sold its interest in OTX such that Executive is entitled to receive compensation under Section 4(b)(ii), Executive will be entitled to receive additional compensation under this Section 4(b)(iii) if, and only if, the net income after taxes ("IAT") for OTX for the twelve month period ending the last day of the month immediately preceding the termination of Executive's employment under this Agreement (the "Base Year") exceeds the sum of $20,000,000 plus (A) 10 % of the amount contributed by the Company to OTX as capital contributions from January 1, 2002 until the date of expiration or termination of Executive's employment under this Agreement, less (B) 10 %a of the Aggregate Proceeds received by the Company for any sale of less than its entire interest in OTX and less (C) 10% of any amounts withdrawn from OTX by the Company in the form of a dividend or in any other manner (the "Threshold"). If the IAT of OTX in the Base Year meets or exceeds the Threshold, then Executive will be entitled to receive additional compensation equal to 1.5 % of the product of (x) the Base Year IAT multiplied by (y) 10. Such compensation may be paid to Executive in the form of cash and/or shares of stock in the Company or options for shares of stock of the Company, at the sole discretion of the Company. Such shares shall be immediately saleable in the public market and shall have a fair market value equal to the amount of such compensation, or, in the case of options, the options shall be immediately exercisable into shares of stock of the Company, such shares of stock shall be immediately saleable in the public market and the net proceeds to Executive of payment of any exercise price and sale of such shares shall be equal to the amount of such compensation (assuming the immediate exercise of such options and the immediate sale of such shares upon the receipt of the options by Executive).

               (iv) The provisions of Sections 4(b)(i), 4(b)(ii) and 4(b)(iii) are mutually exclusive. The payment to Executive of additional compensation under one of Sections 4(b)(i), 4(b)(ii)or 4(b)(iii) shall terminate the right of Executive to receive additional compensation pursuant to this Section 4(b).

               5. Employee Benefits and Vacation. During the Employment Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company, including, without limitation, participation in a 401(k) plan, participation in a deferred compensation option plan, life, health, and disability insurance, and retiree health coverage. Executive shall be entitled to vacation, sick days and personal days in accordance with Company policy as such may be in effect from time to time; provided that in no event shall Executive be entitled to less than four (4) weeks paid vacation per calendar year, regardless of Company policy concerning vacation.

               6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time. Such reimbursement by the Company shall include, without limiting the generality of the foregoing, the expenses for business class or first class airfare on all business flights involving four hours or more of air travel by Executive in a single day.

               7. Moving Expenses. (a) The Company shall reimburse Executive for all reasonable expenses and costs associated with relocating his family from Orinda, California to the West Palm Beach area ("Relocation Expenses") in accordance with the Company's Corporate Relocation Guide (the "Guide"), subject to the adjustments in this Section 7. All Relocation Expenses shall be paid on a fully grossed up basis such that on an after tax basis Executive shall have no after tax cost for the relocation. In addition to the expenses described in the Guide, "Relocation Expenses" shall include all costs of the following: (i) 2 points on a mortgage for the acquisition of a West Palm Beach area home; (ii) all appraisal fees, credit report fees, lenders application and inspection fees, recording fees, tax stamps, survey fees, title insurance and/or search fees, attorney and notary fees and any other normal and customary fees associated with the acquisition of a home in the West Palm Beach area; (iii) the packing, partial unpacking and transportation of all household goods, automobiles, pets and paintings and payment of appropriate insurance for same; and (iv) for a cumulative period not to exceed 120 days, (x) the establishment and maintenance of temporary housing for Executive and his family in the West Palm Beach area and/or (y) in the event that Executive closes on a home in the West Palm Beach area before closing on the sale of his home in Orinda, the lesser of all costs associated with owning one of the two residences. In addition to Relocation Expenses, in the event that Executive closes on a home in the West Palm Beach area before closing on the sale of his home in Orinda, the Company shall provide an interest-free loan for a maximum of 120 days equal to the contract sale price

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for the home in Orinda less the outstanding mortgage less $200,000 if the Orinda home is subject to a sale contract, or, if there is no sale contract, the sum of $1,800,000 shall be used as the contract sale price in the foregoing clause.

               (b) In the event that Executive terminates his employment hereunder without Good Reason (as hereinafter defined) on or prior to the second anniversary of the date hereof, Executive shall repay a portion of the expenses incurred by the Company under Section 7(a) in an amount equal to the total expenses incurred by the Company under Section 7(a) multiplied by a fraction, the numerator of which is twenty-four (24) less the number of months Executive has been employed by the Company, and the denominator of which is twenty-four
(24).

               8. Termination. (a) The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

                      (i)    the death of Executive;

                      (ii) the termination of Executive's employment by the Company due to Executive's Disability pursuant to Section 8(b) hereof;

                      (iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 8(c) hereof;

                      (iv) the termination of Executive's employment by the Company without Cause;

                      (v) the termination of Executive's employment by the Company for Cause pursuant to Section 8(e), the voluntary resignation of Executive without Good Reason or the retirement of Executive; or

                      (vi)   the expiration of the Employment Term.

               (b) Disability. If by reason of the same or related physical or mental illness or incapacity, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) consecutive months, the Company may terminate Executive's employment for Disability. Such termination shall be upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter while Executive consecutively continues to be unable to carry out his duties as a result of the same or related physical or mental illness or incapacity. A termination for Disability hereunder shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day period.

               (c) Termination for Good Reason. A termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 8(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position; (ii) removal of, or the nonreelection of, Executive from officer positions with OTX or its subsidiaries as specified herein without election to a higher position or removal of Executive from any of his then officer positions; (iii) a relocation of the OTX executive office in West Palm Beach, Florida to a location more than fifty (50) miles from its current location prior to April 1, 2003 or to any location outside of the United States; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans") and any such Bonus Plan shall include the Guaranteed Bonus described in Section 4(a), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of this Agreement, including, without limitation, Section 12 hereof;
(vi) Executive's removal from or failure to be elected or reelected to the Board of Directors of OTX; or (vii) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

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               (d)    Notice of Termination for Good Reason. A Notice of
Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 8(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty
(60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 8(c)(i) or (ii) the date may be five (5) days after the giving of such notice.

               (e) Cause. Subject to the notification provisions of Section 8(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company or OTX which has a material adverse effect on the Company or OTX and which is not cured within thirty (30) days of receipt of a written notice from the Board or the Chairman of the Board which specifically identifies such purported misconduct by Executive; (ii) the willful refusal of Executive to attempt to follow the proper direction of the Board or the Chairman of the Board which is not cured within thirty (30) days of receipt of a written notice from the Board or the Chairman of the Board which specifically identifies such purported failure by Executive, provided that the foregoing refusal by Executive shall not be "Cause" if such direction is illegal, unethical or immoral and Executive promptly so notifies the Board or the Chairman of the Board (whichever is applicable); (iii) material and continuing willful failure by Executive to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) which is not cured within thirty (30) days of receipt of a written demand for substantial performance from the Board or the Chairman of the Board which specifically identifies the manner in which it is believed that Executive has substantially and continually refused to attempt to perform his duties hereunder; (iv) Executive being convicted of a felony; (v) a material breach of this Agreement, which breach is not cured within thirty (30) days of receipt of a written notice of such breach from the Board or the Chairman of the Board which specifically identifies the manner in which it is believed that Executive has materially breached this Agreement, or (vi) drunkenness or the possession of narcotics on Company's property, willful and material damage to Company property or repeated and material violations of Company's policies, provided that such violations have not been cured within thirty (30) days of receipt of written notice which specifically identifies the policies at issue. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company or OTX.

               (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 8(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith judgment of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination. Any purported termination for Cause which is held not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

               9.     Consequences of Termination of Employment.
                      -----------------------------------------

               (a) Death. If, Executive's employment is terminated by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies, and any unreimbursed business expenses payable pursuant to Section 6 (collectively "Accrued Amounts"), which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company in accordance with the terms of such plans and programs; and (iii) continuation of Executive's health benefits for Executive's spouse and dependent children for twelve (12) months at the same level and cost as if Executive was an employee of the Company.

               (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death plus, to the extent not duplicative of the foregoing, Executive shall be entitled to continuation of the benefits (including without limitation to health, life, disability and

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pension) for twelve (12) months as if Executive had been an employee of the
Company.

               (c) Termination by Executive for Good Reason or Termination by the Company without Cause. If (i) Executive terminates his employment for Good Reason or (ii) Executive's employment with the Company is terminated by the Company without Cause, Executive shall be entitled, provided that Executive delivers to the Company a full release, on the Company's standard separation and release form for executives, of the Company and its officers and directors of all obligations under this Agreement, to receive a lump sum cash payment of $750,000 and any amounts payable to Executive as of the date of termination under Section 4(b); provided that, if such termination is after a Change in Control of the Company, Executive shall receive (A) payment in a lump sum of the greater of (x) $750,000 or (y) Base Salary and Guaranteed Bonus until the end of the Employment Term; (B) any Accrued Amounts at the date of termination; (C) any amounts payable to Executive as of the date of termination under Section 4(b);
(D) any other amounts or benefits payable to Executive under the then applicable employee benefit, bonus, long term incentive or equity plans and programs of the Company, which shall be paid or treated as if Executive were an employee of the Company reaching the maximum performance targets until the end of the Employment Term with regard to the such employee benefit, bonus, long term incentive or equity plans and programs of the Company; and (E) continuation of the benefits (including without limitation to health, life, disability and pension) for a period of twelve (12) months from the Termination Date as if Executive were an employee of the Company.

               (d) Termination with Cause or Voluntary Resignation without Good Reason or Retirement. If Executive's employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive without Good Reason, Executive shall be entitled to receive only his Base Salary through the date of termination, any unreimbursed business expenses payable pursuant to Section 6, any pro-rated bonus amounts that were paid prior to the termination and any amounts earned by Executive pursuant to Section 4(b)(ii) hereof but unpaid as of the date of termination. Executive's rights under all benefits plans and equity grants shall be determined in accordance with the Company's plans, programs and grants.

               (e) Expiration of Employment Term. If Executive's employment hereunder comes to an end because of the expiration of the Employment Term, Executive shall be entitled to receive (A) any Accrued Amounts at the date of termination; (B) any amounts payable to Executive pursuant to Section 4(b)(iii) hereof; and (C) any other amounts or benefits payable to Executive under the then applicable employee benefit, bonus, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with the Company's plans, programs and grants.

               10. No Mitigation; No Set-Off. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain; provided that Executive delivers to the Company a full release, on the Company's standard separation and release form for executives, of the Company and its officers and directors of all obligations under this Agreement. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others, except upon obtaining by the Company of a final unappealable judgment against Executive.

               11. Change in Control. (a) For purposes of this Agreement, the term "Change in Control" shall mean, with respect to the Company or OTX, the occurrence of any one of the following events:

               (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company or OTX, as applicable, representing fifty percent (50%) or more of the combined voting power of such entity's then outstanding voting securities;

               (ii) there is a consummated merger or consolidation of the Company or OTX, as applicable, with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of such entity or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of such entity (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of such entity's then outstanding securities; or

               (iii) the stockholders of the Company or OTX, as applicable, approve a plan of complete liquidation of such entity or there is consummated an agreement for the sale or disposition by such entity of all or substantially all of such entity's assets (or any transaction having a similar effect), other than a sale or disposition by such entity of all or substantially all of such

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entity's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company or OTX, as applicable, in substantially the same proportions as their ownership of the Company or OTX, as applicable, immediately prior to such sale.

               (b) For purposes of this Section 11, the following terms shall have the following meanings:

                      (i) "Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

                      (ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

                      (iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or OTX, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company or OTX in substantially the same proportions as their ownership of shares of Common Stock of the Company or OTX.

               12. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by Florida law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

               13.    Legal Fees.
                      ----------

               (a) The Company shall pay one-half of Executive's reasonable legal and financial counseling fees and costs associated with this Agreement in an amount not to exceed $6,000.

               (b) All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before a single arbitrator sitting in West Palm Beach, Florida, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator in such proceeding may award reasonable attorney's fees and out-of-pocket costs to the prevailing party.

               14.    Miscellaneous.
                      -------------

               (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

               (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

               (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

               (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

               (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

               (f)    [intentionally omitted]

               (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               (h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 12 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

               (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

               15. Company Information. All information, materials or documents in any way regarding or relating to Company or the Company's Affiliates or their respective businesses including, without limitation, all Developments (as defined below), all information requested by or provided to Executive and all information learned or obtained by Executive (i) will be and at all times remain the sole and exclusive property of Company, (ii) will not be used by Executive for any reason or purpose except in direct connection with Executive's performance of his duties and obligations under this Agreement and
         (iii) will not, without the express prior written consent and approval of Company, be disclosed in whole or in part to any person or entity except in direct connection with Executive's performance of his duties and obligations under this Agreement. Executive acknowledges that money damages would be an inadequate remedy for the injuries and damage that would be suffered by Company in the case of Executive's breach of this Section. The breach or threatened breach by Executive of the provisions of this Section shall entitle Company, besides any other remedies it may have at law or in equity, to injunctive relief to enforce the provisions of this Section. Executive's duties and obligations under this Section will survive the termination or expiration of this Agreement. In recognition of the foregoing obligations, Executive agrees that upon his separation from the Company, he will turn over to Company all records, files, drawings, documents, specifications, blueprints, letters, notes, reports and computer software, and all transcriptions thereof relating to Company or the Company's Affiliates which are in his possession or under his control. At the time of termination, Executive will have an exit interview with Company wherein Executive will certify that Executive has returned to Company all tangible Confidential Information disclosed to him, and disclose all Developments, as defined below, conceived or developed by him during the Term. Executive's liability for any breach of this Section will not be subject to any limitation of liability provision contained elsewhere in this Agreement.

Executive has carefully read and considered the provisions of this Section, and having done so, agrees that the restrictions set forth in this section are fair and reasonably required for the protection of the interests of the Company.

               16. Rights in Data. Executive hereby expressly assigns to Company all of Executive's right, title and interest in and to all work product produced by Executive during the Term including, without limitation, all systems, reports, data, materials, ideas, concepts, methodologies, know-how, information, knowledge, software, designs, specifications, plans, programs, studies, techniques, procedures, methods, processes, formulae, inventions, improvements, sketches, reports, diagrams, graphs, charts, notes, writings, discoveries, models, flow charts and research, including without limitation all patent, copyright, trademark, trade secret, design and other proprietary rights that may now or in the future exist therein or be appurtenant thereto, whether in oral, written, graphic, electronic, machine readable or any other form and in whatsoever medium now known or hereafter developed, and all copies of the foregoing and all information, data and knowledge incorporating, based upon or derived from the foregoing (collectively, "Developments"). All Developments will be and at all times remain the sole and exclusive property of Company. In the event that Executive is ever deemed, by operation of law or otherwise, to retain any rights in or to any Developments, Executive will assign all of Executive's right, title and interest in and to such Developments to Company. Executive will execute any documents of assignment or registration of proprietary or other rights requested by Company and will perform any and all further acts deemed necessary or desirable by Company in order to confirm, exploit, or enforce the rights herein granted and assigned by Executive to Company. Executive's duties and obligations under this Section will survive the termination or expiration of this Agreement. Executive's liability for any breach of this Section will not be subject to any limitation of liability provision contained elsewhere in this Agreement. Executive has signed an Intellectual Property Agreement in favor of Ocwen Financial Corporation and its affiliates in consideration for Executive's employment by Company.

       Section 17.    Covenant Not to Compete.
       -----------    ------------------------
               (a)    Executive acknowledges that, in consideration of his
                      employment, and to induce Company to allow Executive access to confidential information and Company's and OTX's clients, customers and other with whom Company and OTX have formed valuable business arrangements, he will not, during such time as Executive is employed by Company and for a period of one (1) year after expiration or termination of Executive's employment, or, if later, termination or expiration of a subsequent consulting arrangement, regardless of whether Executive caused said termination:

                      (i) In the event of voluntary termination by Executive, directly or indirectly, perform any services similar to his duties and obligations under this Agreement, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with -OTX's products and services or OTX's business, without first obtaining the written approval of OTX;

                      (ii) Take any action that would interfere with, diminish or impair the valuable relationships that OTX and/or OTX's Affiliates have with its or their customers and clients and others with which OTX and/or OTX's Affiliates have business relationships or to which its services are rendered;

                      (iii) Directly or indirectly, for his own benefit or for the benefit of any other person (whether as an officer, director, owner, partner, investor, consultant, employee, agent, manager, or other participant in any business or venture) divert, solicit or attempt to divert or solicit any of OTX's customers or patrons with respect to products or services offered by OTX;

                      (iv) Recruit or otherwise solicit, induce or influence any person (natural or otherwise) who is or becomes an employee or consultant of the Company or the Company's Affiliates to terminate his or her employment with, or otherwise cease his relationship with, Company or the Company's Affiliates or hire any such employee or consultant who has left the employ of Company or the Company's Affiliates within two (2) years after the termination or expiration of such employee's or consultant's employment with Company or the Company's Affiliates, as the case may be; or

                      (v) Assist with others in engaging in any of the foregoing.

               (b) It is acknowledged and agreed by Executive that Company, OTX and their respective affiliates have a legitimate business interest justifying the restrictions contained herein and that such restrictions are reasonably necessary to protect such legitimate business interests, which interests, including, without limitation, trade secrets; other valuable confidential business information, including but not limited to the information set forth in Sections 15 and 16, that may not qualify as trade secrets, but as to which Company, OTX and their Affiliates have expended time and money in developing and as to which they hold confidential and proprietary; substantial business relationships with existing and prospective customers, clients and others with whom Company, OTX and their Affiliates have formed valuable relationships; customer and client goodwill associated with the ongoing business of Company, OTX and their Affiliates and evidenced by the various trademarks, trade names, service marks and trade dress used by Company, OTX and their Affiliates in connection with their businesses, and an expectation of continuing patronage from their existing customers, clients and others with whom Company, OTX and their Affiliates have formed valuable business relationships.

               (c) Executive acknowledges and agrees that, in the event of a breach or threatened breach of any of the terms of this Section, Company and/or the Company's Affiliates, as the case may be, would suffer irreparable harm for which monetary damages would be inadequate. Accordingly, in addition to any other remedies available, at law or in equity, in the event of a breach or threatened breach by the Executive of the provisions of this Section, Company and/or the Company's Affiliates shall be entitled to seek an injunction restraining Executive from such breach or to seek specific performance of the terms hereof. The 1-year period mentioned above shall be tolled for any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein. In addition, any breach or threatened breach of any of the terms of this Section which is not curedwithin thirty (30) days of receipt of a written notice from the Board or the Chairman of the Board which specifically identifies such purported breach or threatened breach by Executive shall constitute cause for the termination of Executive's employment hereunder notwithstanding any other term, provision or definition contained in this Agreement.

               (d) The provisions of this Section shall survive any termination or expiration of this Agreement.

               Executive has carefully read and considered the provisions of this Section, and having done so, agrees that the restrictions set forth in this Section (including, but not limited to, the time period of the restrictions) are fair and reasonable and are reasonably required for the protection of the interests of Company.

Section 18. Representations. Executive represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgement or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that has not been previously disclosed in writing to Company and (iii) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

Section 19. Notices. No notice or other communication will be deemed given unless sent in any of the manners, and to the persons, specified in this Section. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail, (b) at noon on the date after dispatch if sent by overnight courier or (c) upon the completion of transmission (which is confirmed by telephone or by a statement generated by the transmitting machine) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

         If to Company:

                                      Ocwen Financial Corporation
                                      1675 Palm Beach Lakes Boulevard Suite 1000
                                      West Palm Beach, FL 33401
                                      Attention: Secretary

                                      TelecopyNumber: (561)682-8177
                                      Confirmation Number: (561) 682-8000

         If to Executive:

                                      25 Bridgetown Road
                                      Hilton Head Island, SC 29928

                                      Telecopy Number: (843) 341-5980
                                      Confirmation Number: (843) 341-5982


               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                      OCWEN FINANCIAL CORPORATION

                                      By: /s/ JOHN R. ERBEY
                                          --------------------------------------
                                          John R.Erbey
                                          Senior Managing Director


                                          /s/ ARTHUR D. RINGWALD
                                          --------------------------------------
                                          ARTHUR D. RINGWALD